Exhibit 99.1

Lexmark appoints David Reeder as chief financial officer

LEXINGTON, KY., Dec. 22, 2014

•	Lexmark International, Inc. (NYSE: LXK) today announced the appointment of David Reeder as vice president and chief financial officer (CFO), effective January 9, 2015.

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Reeder has been CFO for Electronics for Imaging (NASDAQ: EFII) since January 2014, with responsibilities for finance, accounting, IT, real estate, security and treasury, audit, tax and investor relations.

•	From 2012 until 2014, he was vice president and CFO for Cisco’s Enterprise Networking Division, a multi-billion dollar revenue organization.

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Reeder also served in manufacturing and operations management for Broadcom Corporation from 2007 until 2012. Prior to this role, he served in finance and operations roles for both Texas Instruments and the Millipore Corporation, which is now EMD Millipore.

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•	Reeder holds a bachelor’s degree in chemical engineering from the University of Arkansas and a master’s degree in business administration from Southern Methodist University.

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Lexmark’s interim CFO, Gary Stromquist, will remain with the company and resume his duties as vice president of finance for Lexmark’s Imaging Solutions and Services division and the Corporate Finance group.

Supporting Quotes:

“I am pleased to appoint David to Lexmark’s leadership team,” said Paul Rooke, Lexmark chairman and chief executive officer. “David’s experience with hardware and software solutions markets, combined with his finance and operations experience, make him the ideal executive to help drive Lexmark’s performance as the company continues to transform into a leading provider of solutions that help customers solve their unstructured information challenges.

“Further, on behalf of the Board of Directors, shareholders and employees, I would like to thank Gary for his leadership as the interim CFO during this transition period,” Rooke added.

“Lexmark continues to innovate and has made tremendous progress toward helping customers seamlessly manage their unstructured data,” said David Reeder, Lexmark’s incoming chief financial officer.  “I very much look forward to joining Lexmark's leadership team and engaging with the broader Lexington community.”

About Lexmark
Lexmark is uniquely focused on connecting unstructured printed and digital information across enterprises with the processes, applications and people that need it most. For more information, please visit www.lexmark.com.

Lexmark and Lexmark with diamond design are trademarks of Lexmark International, Inc., registered in the U.S. and/or other countries.  All other trademarks are the property of their respective owners.

Investor Contact:
John Morgan
859-232-5568
jmorgan@lexmark.com

Lexmark Media Contact:
Jerry Grasso
859-232-3546
ggrasso@lexmark.com